EXHIBIT 99.1

Friday November 30, 2001, 9:15 a.m. Eastern Time

Press Release

SOURCE: Verilink Corporation

Verilink Adopts Stockholder Rights Plan

HUNTSVILLE, Ala., Nov. 30 /PRNewswire/ — Verilink Corporation (Nasdaq: VRLK - news), a leading supplier of business-to- business broadband access solutions, announced today that its Board of Directors has approved the adoption of a Stockholder Rights Plan designed to protect the long-term value of Verilink and to ensure that all Verilink stockholders will receive fair and equitable treatment in the event that a future unsolicited attempt is made to acquire Verilink.

Under the rights plan, the Board of Directors declared a dividend distribution of one right for each outstanding share of Verilink’s common stock as of the close of business December 12, 2001. These rights will trade with Verilink’s common stock and will not be exercisable unless certain events occur. In the event any person acquires 20% of Verilink’s common stock or there is a merger of Verilink into another entity, these rights, unless previously redeemed by Verilink, will convert into a right to acquire either additional shares of Verilink common stock or the stock of the acquiring entity at a 50% discount to the market price of such stock. The rights, subject to certain conditions, are redeemable at $0.001 per right at the option of Verilink and will expire on December 12, 2011.

Stockholders are not required to take any action to receive the rights distribution. The rights distribution is not taxable to stockholders. Additional details regarding the rights plan will be mailed to stockholders shortly after December 12, 2001.

About Verilink Corporation

Since 1982, Verilink has provided business-to-business connectivity solutions at the network edge supporting major digital technologies like T1, E1, T3, ATM, Frame Relay, G.shdsl, and fiber. The Company’s headquarters are located at 950 Explorer Blvd., Huntsville, AL 35806. Verilink stock trades on the Nasdaq National Market under the symbol VRLK. To learn more about Verilink, visit the web site at www.verilink.com.

Note: Statements in this press release that are not historical facts, including statements regarding the features, function and market acceptance of new products, are forward looking and actual results could differ materially. Among the factors that could cause actual results to differ are the financial condition of customers, general economic conditions, and unforeseen changes in demand for the Company’s products. Readers should also refer to the risk disclosures outlined in the Company’s Securities and Exchange Commission reports, including the latest Annual Report on Form 10-K and Form 10-Q for prior quarters. The Company disclaims any duty to update the forward-looking statements contained herein, except as may be required by law.

Verilink, the Verilink logo, and WANsuite are registered trademarks of Verilink Corporation. All other trademarks or registered trademarks are the property of the respective owners.

SOURCE: Verilink Corporation